Exhibit 99.1

Contact:

Kevin Green

Vice President, Finance and Chief Financial Officer

Cerus Corporation

925-288-6138

Cerus Corporation Reports First Quarter 2017 Results

CONCORD, CA, May 3, 2017 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2017.

“Coming out of our first quarter, we remain optimistic about our growth prospects over the next several years from major markets including the U.S., France and South Africa, but were not able to sign new contracts for the latter two geographies by now as we had previously expected. Therefore, though no less confident in our ability to capture this new business in the near to medium term, we believe it is prudent to adjust our 2017 product revenue guidance to a new range of $43 to 48 million dollars,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “In the U.S., we are seeing increasing awareness regarding the FDA’s pending final guidance on bacterial safety, and are encouraged by the urgency currently being expressed by blood centers to meet hospital demand for INTERCEPT platelets.”

Product Revenue

Product revenue recognized during the first quarter of 2017 was $7.0 million compared to $7.6 million during the same period in 2016. The Company experienced strong year-over-year growth for U.S. disposable kits, which was overshadowed by lighter demand for plasma products in EMEA and a weaker Euro compared to the U.S. Dollar. Reported product revenue was negatively affected by an approximate 3% weakening of the Euro compared to the U.S. dollar during the first quarter of 2017 as compared to the same period during 2016. The Company expects 2017 global product revenue in the range of $43 million to $48 million.

Gross Margins

Gross margins on product revenue for the first quarter of 2017 were 47%, compared to 44% for the first quarter of 2016. Gross margins for the first quarter of 2017 were positively impacted by a more favorable product mix, with higher gross margin platelet kits contributing proportionately more to sales during the first quarter of 2017 than in the prior year period. In addition, the Company realized manufacturing and inventory management efficiencies in the current period compared to the prior year period, which also contributed to the improved gross margins.

Operating Expenses

Total operating expenses for the first quarter of 2017 were $22.8 million, compared to $18.7 million for the first quarter of 2016. Selling, general and administrative expenses increased primarily due to the Company’s increased commercial activity in the U.S. and to a lesser extent, the costs associated with administering the Company’s contract with the Biomedical Advanced Research and Development Authority (BARDA) for INTERCEPT red blood cell development. Research and development expenses increased as a result of increased costs associated with clinical development of the red blood cell system, pursuit of supplemental approvals for the platelet and plasma systems, and development activities under the BARDA agreement.

Operating and Net Loss

Operating losses during the first quarter of 2017 were $18.1 million, compared to $15.3 million for the first quarter of 2016.

Net loss for the first quarter of 2017 was $18.6 million, or $0.18 per diluted share, compared to a net loss of $16.9 million, or $0.17 per diluted share, for the first quarter of 2016.

Net losses for the first quarter of 2016 were negatively impacted by non-cash income tax expense of $0.8 million. These tax items are largely the result of changes in the fair value of the Company’s marketable equity investment in Aduro Biotech, Inc.

Cash, Cash Equivalents and Investments

At March 31, 2017, the Company had cash, cash equivalents and short-term investments of $53.8 million compared to $71.6 million at December 31, 2016.

At March 31, 2017, the Company had approximately $18.2 million in outstanding debt under its loan agreement with Oxford Finance.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 41694810. The replay will be available approximately three hours after the call through May 17, 2017.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ 2017 annual product revenue guidance and its expectations for U.S. revenue contribution in 2017 and the timing thereof; Cerus’ expectations regarding increased demand for INTERCEPT components in the U.S.; Cerus’ ability to capture new business in the near to medium; and the timing and likelihood of a future PMA submission to the FDA for the red blood cell system. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not meet its adjusted revenue guidance for 2017 and/or realize meaningful revenue contributions from U.S. customers in 2017 or otherwise, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, which will require additional regulatory approvals and (c) that Cerus may be unable to file for CE Mark approval of the red blood cell system in Europe in the anticipated timeframe or at all, and even if filed, Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 8, 2017. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended March 31,
	2017	2016
Product revenue	$7,006	$7,632
Cost of product revenue	3,694	4,263

Gross profit on product revenue	3,312	3,369

Government contracts revenue	1,428	—

Operating expenses:
Research and development	9,150	6,917
Selling, general and administrative	13,633	11,747
Amortization of intangible assets	50	50

Total operating expenses	22,833	18,714

Loss from operations	(18,093)	(15,345)
Non-operating expense, net	(470)	(706)

Loss before income taxes	(18,563)	(16,051)
Provision for income taxes	35	812

Net loss	$(18,598)	$(16,863)

Net loss per share:
Basic	$(0.18)	$(0.17)
Diluted	$(0.18)	$(0.17)
Weighted average shares outstanding used for calculating net loss per share:
Basic	103,564	99,471
Diluted	103,564	99,471

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,930	$22,560
Short-term investments and marketable equity securities	42,827	49,068
Accounts receivable	5,583	6,868
Inventories	12,919	12,531
Other current assets	3,461	3,078

Total current assets	75,720	94,105
Non-current assets:
Property and equipment, net	2,842	2,985
Goodwill and intangible assets, net	2,004	2,054
Restricted cash and other assets	4,375	4,332

Total assets	$84,941	$103,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$18,281	$19,805
Debt - current	7,693	6,934
Deferred product revenue - current	470	149

Total current liabilities	26,444	26,888
Non-current liabilities:
Debt - non-current	10,464	12,441
Manufacturing and development obligations - non-current	4,924	4,770
Other non-current liabilities	1,622	1,590

Total liabilities	43,454	45,689

Stockholders’ equity	41,487	57,787

Total liabilities and stockholders’ equity	$84,941	$103,476